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                                                                        EX. 10.

                          MEMORANDUM OF UNDERSTANDING
                     TO ENTER INTO JOINT VENTURE AGREEMENT

    Parties: The parties to this agreement are:

    Beneficial Assistance, an Imtek Company hereafer referred to as Beneficial; and

    Kelco, Inc. hereafter referred to as Kelco.

Recitals:

    Whereas Beneficial and Kelco have agreed to enter into this memorandum of understanding and whereas it will mutually benefit the profitability of both parties it is hereby agreed that Beneficial and Kelco shall enter into a strategic alliance.

Responsibilities of Beneficial:

    1. Beneficial shall be solely responsible for the development, implementation, and closing of all marketing and sales efforts related to the funding from individuals, groups, professional associations and institutions of any sort and description for the purposes of funding viatical settlement contracts.
    2. Beneficial shall provide to Kelco all agreements Beneficial has with all current agents and/or brokers including those in California and Florida who currently provide placement services for viatical contracts for the terminally ill.
    3. Beneficial shall modify its existing Purchase Authorization Agreement to include a reference to add as an acceptable alternative choice in addition to William R. Evans, Chartered, a viatical settlement company licensed to do business in any state where licensing is required.
    4. It is understood and agreed that William R. Evans, Chartered shall retain responsibility for all policy follow-up including but not limited to policy update, premium payment and administration of whatever nature or action required. In each case where the owner of the policy is Kelco, William R. Evans shall be designated as the irrevocable beneficiary of all viatical contracts envisioned by this joint venture agreement memorandum of understanding.
    5. Beneficial guarantees that Kelco shall have the right of first refusal to present to Kelco all viatical contracts for funding and that Beneficial shall in all cases attempt to fund contracts presented to it by Kelco.
    6. Beneficial shall use its expertise in developing all of these funding sources for the purpose of funding viatical contracts generated by Kelco, contemplated, realized, or actually funded under this agreement.

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Responsibilities of Kelco:

    1. Kelco shall have sole responsibility for the development, marketing, maintenance, and closing for all efforts in the production, purchase and contract generation of terminally ill patients for any viatical contract.
    2. Kelco guarantees that Beneficial shall have the right of first refusal to fund the purchase of all contracts produced through Beneficial's resources. If Beneficial refuses a contract purchase, Kelco shall pay Beneficial a 2% commission based upon face amount for viatical settlements successfully viaticated with another buyer. If the Kelco profit falls below 2%, Kelco and Beneficial shall reasonably negotiate a commission.
    3. Kelco shall prepare an agreement authorizing Beneficial to distribute Kelco advertising/promotional materials on Kelco's behalf.

Both parties to this Memorandum of Understanding agree and covenant that it is their mutual intent to share net profits generated equally on the closing of any viatical contract established under this strategic alliance. Such establishment includes any contact funded by Beneficial and purchased by Kelco. The net profitability and any formulas for costs of operation shall be disclosed on an ancillary memorandum of understanding executed simultaneously with the execution of this agreement. On an annual basis, Kelco's public accountants shall attest to the net profit distribution to Beneficial.

The parties further agree that ancillary agreements necessary to effectuate this agreement and any other necessary agency agreements, licenses contracts and the like required to effectuate the intent of this agreement shall be executed by the parties as reasonably soon after the completion of this memorandum as practicable. Further, any information that must be shared for the efficient administration of the joint venture shall be provided to each party at the request of the other party hereto. Any request by one party of the other party shall be provided as soon as reasonably practicable following such request.

    This memorandum of understanding is a preliminary agreement of understanding and the full joint venture agreement may be produced as soon as practicable following the execution of this agreement.

    In Witness Whereof we have signed this Memorandum of Understanding.

For Beneficial Assistance

                                            By: /s/ ANDREW J. WALTER
                                            --------------------------------
Name: Andrew J. Walter                      Andrew J. Walter, President

For Kelco, Inc.

Steve Keller                                By: President
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Name                                        Name-Title